UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sherwood, George K.

   4020 Kinross Lakes Parkway
   Richfield, OH  44286-9368
   USA
2. Issuer Name and Ticker or Trading Symbol
   The B.F.Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   October 1996
5. If Amendment, Date of Original (Month/Year)
   October 1996
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Tax Administration
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/18/|M   |V|3,854             |A  |$25.9375   |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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          "                |10/18/|M   |V|3,800             |A  |$26.3125   |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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          "                |10/18/|M   |V|2,750             |A  |$24.4375   |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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          "                |10/18/|F   |V|6,132             |D  |$43.5625   |26,608 (1)         |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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          "                |      |    | |                  |   |           |478.2342           |I     |Savings Plan Trust         |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$25.9375|10/18|M   | |3,854      |D  |3/21/|3/20/|Common Stock|3,854  |       |0           |   |            |
(right to buy)        |        |/96  |    | |           |   |88   |98   |            |       |       |            |   |            |
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(a portion of the opti|$26.3125|10/18|M   | |3,800      |D  |2/20/|2/19/|"           |3,800  |       |0           |   |            |
ons are Incentive Stoc|        |/96  |    | |           |   |89   |99   |            |       |       |            |   |            |
k Options)            |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$24.4375|10/18|M   | |2,750      |D  |1/4/9|1/3/2|"           |2,750  |       |0           |   |            |
                      |        |/96  |    | |           |   |3    |003  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) On April 1, 1996 there was a 2-for-1 stock split in the form of a stock dividend, resulting in the acquisition of additional shares of common
stock.
SIGNATURE OF REPORTING PERSON
/s/ Nicholas J. Calise, pursuant to Power of Attorney
DATE
January 27, 1997